Exhibit (d)-(5)

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of April 6, 2017 (this “Limited Guarantee”), by FountainVest China Growth Fund II, L.P., FountainVest China Growth Capital Fund II, L.P., and FountainVest China Growth Capital-A Fund II, L.P. (each, a “Guarantor” and collectively, the “Guarantors”) in favor of Zhaopin Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).

1.	Guarantee.

(a)	To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, SEEK International Investments Pty Ltd. (“Parent”) and Zebra Mergerco, Ltd. (“Merger Company”), pursuant to which Merger Company will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving company in the Merger, each of the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, severally and not jointly, on the terms and conditions set forth herein, the due and punctual payment when due of the percentage (as set forth opposite such Guarantor’s name on Schedule A hereto, and such percentage, with respect to each Guarantor is such Guarantor’s “Guarantor Guaranteed Percentage”) of 32.4% (the “Aggregate Guaranteed Percentage”) of the payment obligations of Merger Company with respect to (i) the Merger Company Termination Fee pursuant to Section 9.06(b) of the Merger Agreement, (ii) costs and expenses in connection with collection of the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and (iii) the payment obligations of Merger Company pursuant to Section 7.08(b) and Section 7.16(f) of the Merger Agreement, in the cases of clauses (i) and (ii), subject to the terms and limitations of Section 9.06(f) of the Merger Agreement (the aggregate obligations of Merger Company described in clauses (i) through (iii), for the avoidance of doubt, without regard to the Aggregate Guaranteed Percentage thereof, the “Obligations”); provided, that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee (exclusive of obligations described in clause (ii) and (iii)) exceed US$6,398,641 less 32.4% of any amount actually paid by or on behalf of Merger Company to the Guaranteed Party in respect of the Obligations (the “Cap”), it being understood that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall any Guarantor be required to pay to any person under, in respect of, or in connection with, this Limited Guarantee, an amount in excess of its Guarantor’s Guaranteed Percentage of the Cap (exclusive of obligations described in clause (ii) and (iii)), and that the Guarantors shall not have any obligation or liability to the Guaranteed Party or any other person relating to, arising out of or in connection with, this Limited Guarantee or the Merger Agreement other than the Retained Claims (as defined below) or as otherwise expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Merger Company has satisfied a portion but not all of the Obligations, payment of its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of the unsatisfied Obligations by a Guarantor (or by any other person on behalf of such Guarantor) shall constitute satisfaction in full of such Guarantor’s obligation to the Guaranteed Party with respect thereto. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed by the parties hereto, in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the party set forth on Schedule B (the “Other Guarantor”) is also entering into a limited guarantee substantially identical to this Limited Guarantee (the “Other Guarantee”) with the Guaranteed Party. This Limited Guarantee shall become effective upon the substantially simultaneous signing of the Other Guarantee. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

(b)	Each of the Guarantors promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Merger Company fails to pay or cause to be paid any Obligation as and when due pursuant to Sections 9.06(b), 9.06(d), 7.08(b) or Section 7.16(f) of the Merger Agreement, as applicable and subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Merger Company remains in breach of such Obligation, take any and all actions available hereunder or under applicable Law to collect such Obligation from the Guarantors, subject to the Cap.

(c)	Each of the Guarantors agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable in accordance with the terms hereunder, and it is finally determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

(d)	In furtherance of the foregoing, each of the Guarantors acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of its Guarantor Guaranteed Percentage of the Obligations (subject to the Cap), regardless of whether an action is brought against any other person (including Merger Company, Parent or the Other Guarantor) or whether any such person is joined in any such action or actions.

2.	Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Merger Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Merger Company (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof). In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to its Guarantor Guaranteed Percentage of the Aggregate Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made by such Guarantor. This Limited Guarantee is an unconditional guarantee of payment and not merely of collection. This Limited Guarantee is a primary obligation of the Guarantors and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Merger Company first before proceeding against the Guarantors hereunder.

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3.	Changes in Obligations, Certain Waivers.

(a)	Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any portion of the Obligations, and may also make any agreement with Merger Company for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Merger Company or such other person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder are irrevocable and unconditional, and shall not be released or discharged (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof), in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Merger Company, Parent or the Other Guarantor, (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Obligations (in each case, except in the event of any amendment to the circumstances under which the Obligations are payable, in which case, the obligations of such Guarantor hereunder shall be affected only to the extent of such amendment of circumstances), (iii) the addition, substitution, discharge or release (in the case of a discharge or release, other than a discharge or release of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a written discharge or release of Merger Company by the Company with respect to all of the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Merger Company under the Merger Agreement) of any person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including Parent and the Other Guarantor), (iv) any change in the corporate existence, structure or ownership of Merger Company or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including Parent and the Other Guarantor), (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Merger Company or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including Parent and the Other Guarantor), (vi) the existence of any claim, set-off or other right which such Guarantor may have at any time against Merger Company or the Guaranteed Party, whether in connection with the Obligations or otherwise, (vii) any other act or omission that may in any manner or to any extent vary the risk of or to such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of Law or equity (other than a discharge of such Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge of Merger Company by the Company with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Merger Company under the Merger Agreement), (viii) the validity, enforceability, legality or value of any of the Other Guarantee or the Equity Commitment Letters, or (ix) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.

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(b)	To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (other than notices required to be provided to Merger Company pursuant to the Merger Agreement or this Limited Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Merger Company or any other person interested in the Transactions (including Parent and the Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Merger Company under the Merger Agreement or a breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)	The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates (as defined below and excluding, for purposes of clause (iv) below, Parent) not to institute, directly or indirectly, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Transactions, or the Equity Commitment Letter between the Guarantors and Merger Company (the “Equity Commitment Letter” and together with the other equity commitment letter between the Other Guarantor and Merger Company, collectively, the “Equity Commitment Letters”), against any Guarantor or any Non-Recourse Party (as defined in Section 9), except for (i) claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein), (ii) claims against the Other Guarantor under the Other Guarantee (subject to the limitations described therein), (iii) claims against the Guarantors and/or Merger Company for the Retained Claims (as defined in Section 9) (subject to the limitations described herein) and (iv) claims against Parent and/or Merger Company under the Merger Agreement (subject to the limitations described therein). Each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding asserting or assert as a defense in any proceeding, that this Limited Guarantee or the Merger Agreement is illegal, invalid or unenforceable in accordance with its applicable terms (but, in the case of the Merger Agreement, only to the extent resulting from any lack of corporate power or authority of Merger Company, or any officer of Merger Company who executes the Merger Agreement and, for the avoidance of doubt, other than by reason of fraud of the Company). For purposes of this Limited Guarantee, “Affiliates” of any person means any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

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(d)	Each Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Merger Company that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Limited Guarantee (subject to the Cap) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Merger Company, Parent or the Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Merger Company, Parent or the Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Aggregate Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds by the Guarantors (or by any other person, including Merger Company, on behalf of the Guarantors). If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Aggregate Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee (subject to the Cap) by the Guarantors (or by any other person, including Merger Company, on behalf of the Guarantors), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Aggregate Guaranteed Percentage of the Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to Section 3(a), the Guaranteed Party hereby agrees that: (i) to the extent Merger Company is relieved of any of its payment obligations by the Company with respect to the Obligations, the Guarantors shall be similarly relieved of the Aggregate Guaranteed Percentage of such obligations under this Limited Guarantee (provided that such relief of payment obligations shall be allocated among the Guarantors pro rata to their respective Guarantor Guaranteed Percentages under this Limited Guarantee (based on the allocation as set forth on Schedule A hereto)), and (ii) the Guarantors shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Merger Company under the Merger Agreement with respect to the Obligations.

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4.	No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, any other person (including Parent and the Other Guarantor) liable for any portion of the Obligations prior to proceeding against the Guarantors hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Merger Company (or Parent or the Other Guarantor) shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.	Representations and Warranties.

Each Guarantor hereby represents and warrants that:

(a)	it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(b)	the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on such Guarantor’s part and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets or properties;

(c)	except as is not, individually or in the aggregate, reasonably likely to impair or delay such Guarantor’s performance of its obligations hereunder in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and, except for compliance with the Exchange Act, as amended, and the rules and regulations promulgated thereunder, no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d)	assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

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(e)	such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.	No Assignment. None of the Guarantors or the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person (except by operation of Law), in whole or in part, without the prior written consent of the other party hereto; provided, that each Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder without the prior consent of the Guaranteed Party, to (a) Parent or the Other Guarantor or an Affiliate of such Guarantor (including any other investment fund or investment vehicle advised or managed by an Affiliate of such Guarantor or any other investment fund or investment vehicle that is a limited partner of such Guarantor or an Affiliate of such Guarantor) or (b) any other transferee with respect to whom such Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party, the identity, good standing and creditworthiness of such transferee; provided, further, that Parent, the Other Guarantor, such Affiliate of such Guarantor or other transferee, as the case may be, has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 5 and (y) performing all of its obligations hereunder; and provided, finally, that any assignee, delegee or transferee shall, as a condition to any such assignment, delegation or transfer, execute a joinder agreement, in form and substance reasonably satisfactory to Merger Company and the Company, whereby the assignee, delegee or transferee agrees to be bound by the provisions of this Agreement. Notwithstanding the foregoing, in the case of either (a) or (b) above, no such assignment or delegation shall relieve a Guarantor of any of its obligations hereunder, except to the extent actually performed or satisfied by the transferee. Any attempted assignment in violation of this Section 6 shall be null and void.

7.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantors:

Address: c/o Intertrust (Cayman) Limited,

190 Elgin Avenue,

George Town,

Grand Cayman KY1-9005,

Cayman Islands

Attention:       Neil Gray

Telephone: +1-345-914-3220

Facsimile: +1-345-945-4757

E-mail: Neil.Gray@intertrustgroup.com

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with a copy (which alone shall not constitute notice) to:

Address: Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention:      Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

Email: georgechuang@fountainvest.com / brianlee@fountainvest.com with a copy (which alone shall not constitute notice) to:

Paul Hastings

Address: 21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention:      Douglas Freeman / Victor Chen

Telephone: +852-2867-1269 / +852-2867-1262

Facsimile: +852-3192-9730 / +852-3192-9729

Email: douglasfreeman@paulhastings.com / victorchen@paulhastings.com

If to the Guaranteed Party, as provided in the Merger Agreement.

8.	Continuing Guarantee.

(a)	Subject to the last sentence of Section 3(d), this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor (or its successors and assigns in accordance with Section 6) until the earliest to occur of (i) the full amount of the Aggregate Guaranteed Percentage of the Obligations (subject to the Cap) payable under this Limited Guarantee having been indefeasibly paid in full by the Guarantors, (ii) the Effective Time (subject to the satisfaction by Parent and Merger Company of their obligations under Section 2.04(a) of the Merger Agreement), (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Merger Company and the Guaranteed Party or under circumstances in which Merger Company would not be obligated to pay the Merger Company Termination Fee under Section 9.06(b) of the Merger Agreement or pay any other amounts under Sections 9.06(d), 7.08(b) or Section 7.16(f) of the Merger Agreement, and (iv) ninety (90) days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Merger Company would be obligated to pay the Merger Company Termination Fee under Section 9.06(b) of the Merger Agreement or pay any other amounts under Sections 9.06(d), 7.08(b) or Section 7.16(f) of the Merger Agreement unless the Guaranteed Party has initiated a claim or proceeding in accordance with the terms of the Merger Agreement for payment of any of the Obligations on or before such 90th day; provided, that if the Guaranteed Party has initiated a claim or proceeding on or before such 90th day, this Limited Guarantee shall terminate upon the date such claim or proceeding is finally satisfied (including the making of any payment determined therein to be required to be made by Guarantors) or otherwise resolved by agreement of the parties hereto or pursuant to Section 10. The Guarantors shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

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(b)	Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee (i) that the provisions of Section 1 limiting the Guarantors’ maximum aggregate liability to the Cap or that the provisions of Sections 8, 9 or 14(b) are illegal, invalid or unenforceable in whole or in part, (ii) that any Guarantor is liable in excess of or to a greater extent than its Guarantor Guaranteed Percentage of the Obligations, or (iii) any theory of liability against any Guarantor or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement, the Equity Commitment Letter or the Transactions, other than (A) the liability of the Guarantors under this Limited Guarantee (as limited by the provisions hereof, including Section 1) or (B) the Retained Claims (as defined below), then (x) the obligations of such Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if such Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither such Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including the Equity Commitment Letters), or the transactions contemplated hereby or thereby.

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9.	No Recourse.

(a)	Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party agrees and acknowledges that (i) no person other than the Guarantors has any obligations hereunder, notwithstanding that certain of the Guarantors may be a partnership or limited liability company, (ii) the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any assignee under Section 6), members, managers, or general or limited partners of any of the Guarantors, Merger Company, Parent or the Other Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 6), agent, advisor, or representative of any of the foregoing (collectively, but not including the Guarantors, Merger Company, Parent, the Other Guarantor or any assignee under Section 6, or their respective successors and assigns, under the Merger Agreement, the Equity Commitment Letters or the Other Guarantee, each a “Non-Recourse Party”), through Merger Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Merger Company against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter, except against the Guarantors), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (iii) the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement or the Transactions are its rights to recover from, and assert claims against, (A) Merger Company under and to the extent expressly provided in the Merger Agreement, (B) the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee (subject to the Cap and the other limitations described herein), (C) the Other Guarantor pursuant to and subject to the limitations set forth in the Other Guarantee, (D) the Guarantors, the Other Guarantor and their respective successors and assigns under the Equity Commitment Letters pursuant to and in accordance with the terms thereof and the Merger Agreement and (E) Parent pursuant to and in accordance with the terms of the Merger Agreement (claims under (A), (B), (C), (D) and (E) collectively, the “Retained Claims”); provided, that in the event any of the Guarantors (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its assets to any person such that the aggregate sum of such Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Merger Company has no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Merger Company unless and until the Closing occurs. Other than as expressly provided under the Merger Agreement and Section 4 of the Equity Commitment Letters, recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee, against the Other Guarantor pursuant to the terms of the Other Guarantee and against Parent and Merger Company pursuant to the terms of the Merger Agreement shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the Transactions, including by piercing of the corporate veil, or by a claim by or on behalf of Merger Company. Nothing set forth in this Limited Guarantee shall limit the rights of the Company to seek specific performance pursuant to and in accordance with the terms of the Merger Agreement. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantors, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantors, Merger Company, Parent or the Other Guarantor or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantee shall be Non-Recourse Parties.

10.	Governing Law; Dispute Resolution.

(a)	This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

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(b)	Any Actions against any party or arising out of or in any way relating to this Limited Guarantee shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Limited Guarantee brought by any party hereto and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder (A) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts. This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.	No Third Party Beneficiaries. Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13.	Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of each Guarantor; provided, that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and each Guarantor may disclose it to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

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14.	Miscellaneous.

(a)	This Limited Guarantee, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Support Agreement, the Equity Commitment Letters, the Other Guarantee, Interim Investors Agreement by and among Parent, the Guarantors, the Other Guarantor and Merger Company dated as of the date hereof, and the Confidentiality Agreements) contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and each Guarantor in writing.

(b)	Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 8 and 9 and this Section 14(b).

(c)	The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

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IN WITNESS WHEREOF, each Guarantor has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTORS

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

FOUNTAINVEST CHINA GROWTH FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name:	Kui Tang
Title:	Director

[SIGNATURE PAGE TO LIMITED GUARANTEE]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY

Zhaopin Limited

By:	/s/ Peter Andrew Schloss
Name:	Peter Andrew Schloss
Title:	Member of Special Committee

[SIGNATURE PAGE TO LIMITED GUARANTEE]

Schedule A

Guarantor	Guarantor Guaranteed Percentage (% of Aggregate Guaranteed Percentage)
FountainVest China Growth Fund II, L.P.	33.4%
FountainVest China Growth Capital Fund II, L.P.	66.1%
FountainVest China Growth Capital-A Fund II, L.P.	0.5%
Total	100%

Schedule B

Other Guarantor

1.	Hillhouse Capital Fund III, L.P.